December 24, 2025

VIA EMAIL TO BRIAN CARDILE [redacted]

Daily Journal Corporation
915 East First Street
Los Angeles, California 90012
Attention: Brian Cardile, Corporate Secretary

Re: Daily Journal Corporation ("DJCO" or the "Company") – Response to December 24, 2025 Letter; Demand Under Rule 14a-7 of the Securities Exchange Act of 1934; Continued Demand Under Section 33-16-102 of the South Carolina Business Corporation Act

Dear Mr. Cardile:

We are in receipt of the letter dated December 24, 2025, from Robert Y. Knowlton of Haynsworth Sinkler Boyd, P.A., purportedly responding to our December 19, 2025 demand to inspect the books and records of the Company. That response is inadequate, reflects yet another misrepresentation by or on behalf of the Company, and fails to satisfy the Company's obligations under both state and federal law.

I. THE COMPANY IS MISREPRESENTING THE TRANSFER AGENT RECORDS.

Mr. Knowlton's letter claims that "the records of Equiniti, the Company's transfer agent, show one share now being owned by an entity called 'Buxton Helmsley, Inc.'" This is false.

Attached hereto as Exhibit A is a copy of the DRS position transfer confirmation from Interactive Brokers, the broker that initiated the transfer. As the confirmation plainly shows, the transfer was initiated for "Buxton Helmsley USA, Inc."—not "Buxton Helmsley, Inc." The confirmation reflects:

- Account Title (at broker): Buxton Helmsley USA, Inc.
- Account Title at Transfer Agent: Buxton Helmsley USA, Inc.
- Request Date: December 15, 2025
- Date Processed: December 18, 2025

"Buxton Helmsley, Inc." is a completely separate legal entity from "Buxton Helmsley USA, Inc." Our broker does not have an account for any entity called "Buxton Helmsley, Inc.," nor is our broker aware of any such entity. It would have been impossible for our broker to initiate a transfer for an entity for which it has no account and no record.

Either the Company's transfer agent made a transcription error, or the Company (through its counsel) is misrepresenting the contents of the transfer agent's records. Given the Company's well-documented pattern of making false statements—including the falsely dated July 29, 2025, Form 8-K, the demonstrably false claims about Buxton Helmsley's regulatory status in that same filing, and the ongoing failure to correct those false statements despite being put on notice five months ago—shareholders are entitled to be skeptical of any factual representation made by or on behalf of this Company.

We demand that the Company immediately produce a copy of the transfer agent records it claims to have reviewed. If those records reflect an error, we demand that the Company cause Equiniti to correct its records to reflect the actual registered owner: Buxton Helmsley USA, Inc.

In any event, the Company's own letter acknowledges that the transfer was completed as of December 18, 2025—*one day before* our December 19, 2025 demand was submitted. Whether the transfer agent's records reflect "Buxton Helmsley USA, Inc." (as they should) or "Buxton Helmsley, Inc." (if in error), the undisputed fact is that a Buxton Helmsley USA, Inc. should have been a record shareholder of the Company as of December 18, 2025, and the Company received a valid demand on December 19, 2025. The Company cannot use a ministerial transcription error—if one exists—to evade its legal obligations.

We also note the Company's apparent fixation on the fact that the transfer agent records reflect "one share." Mr. Knowlton's letter underlines this phrase as if it were significant. It is not. It is standard practice for activist investors conducting proxy contests to transfer a nominal number of shares—often a single share—into record name for the purpose of establishing standing to make books and records demands and exercise other shareholder rights that require record holder status. The bulk of an activist's economic position is typically held in street name through brokerage accounts. Any company with experience in contested situations would understand this. That the Company's counsel apparently does not speaks volumes about the Board's preparedness to navigate a proxy contest—and further underscores the need for the governance refresh we are seeking.

To be clear: Buxton Helmsley USA, Inc. hereby reiterates, in full, the books and records demand set forth in its December 19, 2025 letter. To the extent the Company contends that Equiniti's records reflect a different entity name, any such error is Equiniti's to correct—it does not vitiate the demand, and it does not restart the Company's response deadlines. The Company received a valid demand from the actual beneficial and record owner of the shares on December 19, 2025. The Company's obligations under Rule 14a-7 and Section 33-16-102 were triggered on that date, and the Company may not use a ministerial transcription error by its own transfer agent to buy itself additional time.

II. THE COMPANY HAS VIOLATED RULE 14A-7.

Our December 19, 2025 letter was an unambiguous written request by a record holder to inspect and copy the shareholder list in connection with a proxy solicitation. Rule 14a-7(a) of the Securities Exchange Act of 1934 provides that upon such a request, "regardless of whether the request references this section," the registrant shall:

> "(1) Deliver to the requesting security holder within five business days after receipt of the request:
>
> (i) Notification as to whether the registrant has elected to mail the security holder's soliciting materials or provide a security holder list...
>
> (ii) A statement of the approximate number of record holders and beneficial holders..."

See 17 C.F.R. § 240.14a-7(a)(1).

The Company's December 24, 2025 response does not comply with Rule 14a-7. It does not notify us whether the Company has elected to mail our soliciting materials or provide a shareholder list. It does not provide a statement of the approximate number of record holders and beneficial holders. Instead, it raises a frivolous technicality about entity names and purports to condition access on the submission of a "new demand."

Rule 14a-7 does not permit such gamesmanship. The rule applies "regardless of whether the request references this section." Our December 19 demand was plainly a request for shareholder list information in connection with a proxy solicitation. The Company's five-business-day deadline under Rule 14a-7 is December 29, 2025 (accounting for the December 25 holiday). We expect full compliance by that date.

Rule 14a-7(a)(2)(ii) further requires the registrant to deliver shareholder list information "in the form requested by the security holder to the extent that such form is available to the registrant without undue burden or expense." Our December 19 demand specifically requested electronic formats, including Microsoft Excel. The Company's invitation to "visit" its Los Angeles office to manually inspect paper records is not compliant with either the letter or the spirit of Rule 14a-7. We demand electronic delivery of the shareholder list and related information as specified in our December 19 demand, as is customary.

III. THE COMPANY'S REFUSAL TO COMPLY WITH SECTION 33-16-102 IS IMPROPER.

With respect to the records demanded under Section 33-16-102(b) of the South Carolina Business Corporation Act, Mr. Knowlton's letter asserts that the Company "has grounds to doubt [our] good faith" because our demand "goes well beyond what [we] know a stockholder is entitled to inspect under South Carolina law."

This is legally incorrect. A shareholder does not forfeit its inspection rights by requesting more documents than the corporation believes it may ultimately be entitled to receive. The statute requires that the demand be made "in good faith and for a proper purpose" and that the requested records be "directly connected with" that purpose. S.C. Code Ann. § 33-16-102(c). Our demand clearly stated proper purposes—investigating potential mismanagement, breaches of fiduciary duty, and failures of internal controls; evaluating director and officer qualifications and performance; and assessing the adequacy of the Company's financial reporting.

The Company's characterization of our purposes as lacking "good faith" is not only legally baseless but also defamatory. We are a shareholder of this Company. We have identified serious accounting and disclosure failures that the Company has tacitly acknowledged through remedial actions (including the CFO's departure and the belated Section 16 filings). We are engaged in a proxy solicitation seeking Board reconstitution. These are quintessentially "proper purposes" under South Carolina law.

Mr. Knowlton's letter characterizes our activities as "attempts to threaten the Company and its directors and officers." This is false and defamatory.

First, we never "threatened" to refer the Company to the SEC. We *already had* referred the Company to the SEC's Division of Enforcement before any Company representative claimed otherwise. When Steven Myhill-Jones falsely characterized our prior referral as a "threat" in the Company's July 29, 2025 Form 8-K, we had already notified him on July 23, 2025 that the referral had been made. The Company's continued mischaracterization of this timeline—now repeated by Mr. Knowlton—is yet another example of the pattern of false statements that pervades this Company's public disclosures.

Second, it is entirely proper—indeed, it is a public service—to inform the Chair of an Audit Committee who is a licensed attorney that continued violations of federal securities laws may result in a referral to the California State Bar. John B. Frank, Esq. has professional obligations under the California Rules of Professional Conduct, including the duty not to commit acts involving moral turpitude, dishonesty, or corruption. Notifying a lawyer that his conduct may implicate those obligations is not a "threat"—it is a courtesy that provides him the opportunity to remediate before formal action is taken. Corporate fiduciaries, and especially those who are licensed attorneys, are expected to uphold federal securities laws without having to be told to do so. The fact that this Board apparently requires such reminders is itself an indictment of its governance.

Identifying violations of federal securities laws and holding directors accountable for those violations is not improper conduct—it is the exercise of rights that every shareholder possesses. The Company's attempt to reframe legitimate shareholder oversight as "threats"

is precisely the kind of entrenchment behavior that underscores the need for Board reconstitution.

If the Company continues to refuse to produce records to which we are entitled under Section 33-16-102, we reserve the right to seek a court order under Section 33-16-104, together with an award of costs and attorney's fees as provided by that section.

For the avoidance of doubt, Buxton Helmsley USA, Inc. hereby reiterates its demand for the records specified in Part II of its December 19, 2025 letter pursuant to Section 33-16-102. To the extent the Company contends that Equiniti's records reflect a different entity name, any such error does not vitiate the demand, and it does not restart the five-business-day response period under Section 33-16-102(a). The Company received a valid demand from the actual shareholder of record on December 19, 2025, and the Company's obligations under South Carolina law were triggered on that date.

IV. WE WILL NOT ROUTE COMMUNICATIONS THROUGH OUTSIDE COUNSEL.

Mr. Knowlton's letter "requests" that we direct all future correspondence to outside counsel. We decline.

We have documented extensive violations of federal securities laws at this Company—and those violations remain ongoing and unremediated. Rasool Rayani, an Audit Committee member, *remains* in violation of Section 16(a) to this day. Steven Myhill-Jones has *still* not corrected his falsified Form 3 filing from December 16, 2024, which falsely stated the "Date of Event Requiring Statement" as December 11, 2024, when his employment began nearly two years earlier. Nor has Mr. Myhill-Jones filed the separate Form 4 that was required to report his acquisition of 400 shares—an acquisition he attempted to improperly cram into his defective Form 3 to obscure his dual Form 3 and Form 4 violations. The Company also has *several* far-delinquent Form 8-K disclosures under Item 5.05 that were required to report the implicit waivers of the Company's Code of Ethics arising from these Section 16(a) failures—as well as the willful false certifications under 18 U.S.C. § 1350 that Mr. Myhill-Jones and former CFO Tu To signed on August 14, 2025, after having been put on written notice of the Company's GAAP and Regulation S-X violations. These violations have occurred on the watch of the Company's directors and officers. Those directors and officers will not be permitted to insulate themselves from accountability by routing shareholder communications through intermediaries.

As we have stated in prior correspondence: if any director or officer later claims ignorance of the issues we have raised, we want there to be no ambiguity that they received our communications directly. Given the Company's demonstrated pattern of willful noncompliance, we will not provide any basis for plausible deniability.

We will continue to communicate directly with the Company's Corporate Secretary, Board members, and officers as appropriate. Copies of this letter are being sent to outside counsel as a courtesy, not as an acknowledgment that such routing is required or appropriate.

V. DEMAND AND RESERVATION OF RIGHTS.

We demand that the Company:

a) Immediately produce a copy of the transfer agent records it claims show ownership by "Buxton Helmsley, Inc." rather than "Buxton Helmsley USA, Inc.";
b) If those records reflect an error, immediately cause the transfer agent to correct the records;
c) No later than December 29, 2025, provide the notification and information required by Rule 14a-7(a)(1), including whether the Company elects to mail our soliciting materials or provide a shareholder list, and a statement of the approximate number of record and beneficial holders;
d) Provide the shareholder list and related information in the electronic formats specified in our December 19, 2025 demand; and
e) Produce the records specified in Part II of our December 19, 2025 demand, consistent with Section 33-16-102 of the South Carolina Business Corporation Act.

If the Company fails to comply with its obligations under Rule 14a-7 and Section 33-16-102, we will not hesitate to seek judicial relief and to refer the matter to the Division of Enforcement of the Securities and Exchange Commission. We note that obstruction of a proxy solicitation through refusal to provide shareholder list access is precisely the type of conduct that warrants SEC attention, particularly where—as here—it is part of a broader pattern of disclosure and compliance failures. Continued obstruction by the Board and its counsel will only aid us in a proxy contest, indicating a negative inference as to the documents that would be produced, underscoring how much the Company has lost its way of transparency and ethics since the passing of Mr. Munger.

Nothing in this letter shall be construed as a waiver of any right or claim, or an admission of any fact or legal conclusion. We expressly reserve all rights available under applicable law.

Respectfully,

Alexander E. Parker
Chairman of the Board and Chief Executive Officer
Buxton Helmsley USA, Inc.

cc: [redacted]

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Enclosure: Exhibit A – DRS Position Transfer Confirmation